                                                                    EXHIBIT 11

                        COMMUNICATIONS CENTRAL INC.
                       COMPUTATION RE EARNINGS PER SHARE
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                         THREE MONTHS ENDED
                                                            SEPTEMBER 30,
                                                         1996           1995
                                                       --------       --------

PRIMARY AND FULLY DILUTED:
Weighted average Common Stock
  outstanding during the period                           6,055          6,040

Net effect of dilutive stock options & warrants
  based on treasury stock method                            222             --
                                                         ------         ------


Total                                                     6,277          6,040
                                                         ======         ======

Net income available for Common Stock
  and Common Stock equivalents                           $  3.3         $ 7 61
                                                         ======         ======

Net income per share                                     $ 0.00         $ 0.13
                                                         ======         ======

Net income per share available for Common Stock
  and Common Stock Equivalents                           $ 0.00         $ 0.13
                                                         ======         ======
